EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Harleysville Group Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Harleysville Group Inc. of our reports dated February 14, 2003, relating to the consolidated balance sheets of Harleysville Group Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended December 31, 2002, which reports appear in the December 31, 2002 annual report on Form 10-K of Harleysville Group Inc.


/s/ KPMG LLP
Philadelphia,  PA
May 8, 2003